11. SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

Formula:  Net Income/Weighted Average Shares Outstanding = Net
          Income per Common Share

Twelve-month period ended (without stock options):

March 31, 1996      $142,360 / 7,328,059 shares = $.02 Net Income
                    per Common Share.

March 31, 1997      $163,725 / 7,777,401 shares = $.02 Net Income
                    per Common Share.

March 31, 1998      $214,358 / 7,764,868 shares = $.03 Net Income
                    per Common Share

Calculation of Earnings Per Share for the Common Stock Equivalent using the Treasury Stock Method:

Market price per share at March 31, 1998 = $.30
Option price per share = $.25

Weighted average of shares outstanding using the Treasury Stock Method of calculating Earnings Per Share = 7,901,250

March 31, 1996 $142,360/7,328,059 shares = $.02 Net Income per Common Share

March 31, 1997 $163,725/7,777,401 shares = $.02 Net Income per Common Share

March 31, 1998 $214,358/7,901,250 shares = $.03 Net Income per Common Share